Exhibit 99.1

N E W S    R E L E A S E

The Hanover Insurance Group, Inc.

Prices a $200 Million Senior Notes Offering

WORCESTER, Mass., (February 18, 2010) –– The Hanover Insurance Group, Inc. (NYSE: THG) today announced that it has priced a registered senior unsecured offering of $200 million aggregate principal amount of its 7.50% senior notes due March 1, 2020. The company plans to use the net proceeds of the offering for general corporate and working capital purposes, which may include repurchase of shares of the company’s common stock, capital expenditures, possible acquisitions and any other general corporate purposes. Barclays Capital Inc. and Goldman, Sachs & Co. are acting as joint book-running managers for the offering.

Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification under the securities laws of any such state or jurisdiction. The offering is being made pursuant to an effective shelf registration filed with the Securities and Exchange Commission (“SEC”) on January 21, 2010. A prospectus and prospectus supplement related to this offering have been filed with the SEC.

Copies of the prospectus and related prospectus supplement may be obtained at no cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies or information concerning this offering may be obtained by contacting the joint book-runners: Barclays Capital Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com; or Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 1-866-471-2526 or by emailing prospectus-ny@ny.email.gs.com.

Forward-Looking Statements

This news release contains forward-looking statements, including those relating to the offering and the use of proceeds from the offering, that reflect our current views with respect to future events and financial performance, all of which may be subject to change in the future. Such statements are forward-looking statements as defined by the Securities Act of 1933 and the Securities Exchange Act of 1934.

The company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by the company with the SEC and which are also available at www.hanover.com under “Investors”.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester; Citizens Insurance Company of America, headquartered in Howell, Mich., and their affiliates. The company offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, the company ranks among the top 30 property and casualty insurers in the United States.

CONTACT:

Investors:	Media:

Robert P. Myron	Michael F. Buckley
Email: rmyron@hanover.com	Email: mibuckley@hanover.com
Phone: 1-508-855-2200	Phone: 1-508-855-3099

Oksana Lukasheva
Email: olukasheva@hanover.com
Phone: 1-508-855-2063